Exhibit 21.1

List of Subsidiaries of Limoneira Company	State of Incorporation/Organization

Associated Citrus Packers, Inc.	Arizona

Limoneira EA1 Land LLC	Delaware

Limoneira EA2 LLC	Delaware

Limoneira International Division, LLC	California

Limoneira Lewis Community Builders, LLC	Delaware

LLCB II, LLC	Delaware

Windfall Investors, LLC	California

Limoneira Chile SpA	Chile

Fruticola Pan de Azucar S.A.	Chile

Agricola San Pablo SpA	Chile

Limoneira Argentina S.A.U.	Argentina

Trapani Fresh Consorcio de Cooperacion	Argentina

Limoneira Holland B.V.	Holland